UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) November 20, 2009
NOVAVAX, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-26770 (Commission File Number)	22-2816046 (I.R.S. Employer Identification No.)

9920 Belward Campus Drive Rockville, Maryland (Address of principal executive offices)	20850 (Zip Code)
Registrant’s telephone number, including area code: (240) 268-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 20, 2009, Novavax, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Piper Jaffray & Co. and Lazard Capital Markets LLC (together, the“Underwriters”), relating to a public offering by the Company (the “Offering”) of 6,800,000 shares of the Company’s common stock, par value $0.01 per share (the “Firm Shares”). The Firm Shares are being sold to the public at a price of $3.30 per share, and the Underwriters have agreed to purchase the Firm Shares from the Company pursuant to the Purchase Agreement at a price of $3.102 per share. The approximately $21 million of net Offering proceeds, after deducting the underwriting discounts and commissions and estimated offering expenses, will be used for used for preclinical studies and clinical trials of the Company’s VLP-based vaccines, internal research and development programs, working capital, capital expenditures and other general corporate purposes. The Offering is expected to close on or about November 25, 2009, subject to the satisfaction of customary closing conditions. The Company has granted the Underwriters an option to purchase an additional 1,020,000 shares of common stock at any time on or prior to December 8, 2009 to cover over-allotments, if any (together with the Firm Shares, the “Shares”).
The Offering is being made pursuant to a prospectus supplement dated November 20, 2009 and an accompanying base prospectus dated December 11, 2006, pursuant to the Company’s existing effective shelf registration statement on Form S-3 (File No. 333-138893), as amended, which was filed with the Securities and Exchange Commission (the “Commission”) on November 22, 2006 and declared effective by the Commission on December 11, 2006.
The Purchase Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.
The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement.
A copy of the opinion of Ballard Spahr LLP relating to the legality of the issuance and sale of the Shares in the Offering is attached as Exhibit 5.1 hereto. A copy of the Purchase Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such exhibits.
Item 8.01. Other Events.
On November 20, 2009, the Company issued a press release announcing that it had priced the public offering described in Item 1.01 of this Current Report on Form 8-K. The Company’s press release is filed as Exhibit 99.1 to this Current Report.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

Exhibits

1.1	Purchase Agreement dated November 20, 2009 among Novavax, Inc., Piper Jaffray & Co. and Lazard Capital Markets LLC

5.1	Opinion of Ballard Spahr LLP

23.1	Consent of Ballard Spahr (included as part of Exhibit 5.1)

99.1	Press Release of Novavax, Inc. dated November 20, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

Novavax, Inc. (Registrant)
November 20, 2009	By:	/s/ Frederick W. Driscoll
		Name:	Frederick W. Driscoll
		Title:	Vice President, Chief Financial Officer and Treasurer